Exhibit 99.1

Theseus Pharmaceuticals Reports Initial Dose Escalation Data from Ongoing Phase 1/2 Trial of THE-630 in Patients with Advanced GIST

-- THE-630 demonstrates encouraging safety profile through Cohort 6 (18 mg), supportive of continued dose escalation --

-- Dose-dependent reductions observed in ctDNA KIT-mutant allele fractions for both major classes of KIT resistance mutations at exposures consistent with preclinical predictions observed in Predictive Resistance Assay™ --

-- Evidence of clinical activity observed in heavily pre-treated patient population at exposures below target, with 8 out of 9 evaluable patients treated in Cohorts 4-6 (9 to 18 mg) achieving stable disease --

-- Dose escalation ongoing to achieve target exposure of 100 nM predicted for pan-variant KIT activity, projected in Cohort 8 (40 mg) --

-- Company to host virtual investor event today at 5:30pm ET --

Cambridge, Mass., May 25, 2023 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced initial dose escalation data from the ongoing phase 1/2 trial of THE-630 in patients with advanced gastrointestinal stromal tumors (GIST).

Theseus will host a virtual investor webcast today at 5:30pm ET to discuss this update.

“THE-630 has shown strong clinical proof of mechanism through Cohort 6 with a safety and pharmacokinetic profile supportive of continued dose escalation,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. "Importantly, with dose-dependent activity observed against both major classes of KIT resistance mutations, coupled with the increased frequency of stable disease at the higher doses tested thus far, we believe THE-630 could have a best-in-class profile and provide a much-needed alternative to combat the complex resistance that drives rapid progression of GIST. We are also encouraged by the further validation of our PRA, with reductions in ctDNA observed for specific mutations consistent with our preclinical predictions. These data support our ability to reach target exposures in Cohort 8, and we look forward to reporting data through Cohort 8 later this year.”

“The emerging potential activity in both classes of resistance mutations in the activation loop and ATP binding pocket is promising, as it is critically important to be active against both to provide a meaningful clinical benefit for patients,” said Suzanne George, M.D., Associate Division Chief, Sarcoma Center, Dana-Farber Cancer Institute, and a principal investigator on the phase 1/2 trial.

Reporting data on THE-630 through Cohort 6 (n=23); currently dosing Cohort 7
•As of April 21, 2023, 25 patients have been treated in the dose escalation portion of the trial: 23 patients enrolled in Cohorts 1-6 (3, 4, 6, 9, 12, 18 mg); 2 patients enrolled in Cohort 7 (27 mg).
◦Following the data cutoff, both Cohort 7 patients subsequently cleared the dose-limiting toxicity (DLT) observation period without experiencing a DLT.
•All patients had metastatic KIT-mutant GIST.
•Patients in the trial had a median of 4 prior therapies (range 2 to 8); 70% of patients with ≥4 prior tyrosine kinase inhibitors (TKIs).
◦All patients received prior treatment with imatinib and sunitinib.
◦65% of patients received prior treatment with ripretinib and regorafenib.

Safety profile supportive of continued dose escalation; pharmacokinetics (PK) consistent with once-daily oral dosing
•The observed safety profile is consistent with the class and with preclinical data.
•Treatment-related adverse events (TRAEs) were observed in 65% of patients.
◦Of 89 TRAEs reported, 84 (94%) were grades 1-2 and 5 (6%) were grade ≥3 (3 of which occurred in Cohorts 1 and 2).
◦The most common TRAEs (occurring in ≥10% of patients) included fatigue, increased AST, diarrhea, nausea, dry mouth, and dyspnea.
•In Cohort 2 (4 mg), a 9th-line, 64-year-old patient with hyperlipidemia experienced a myocardial infarction (MI) on study day 6 after being hospitalized for adverse events unrelated to study drug, and subsequently died. The event was considered a DLT as the relationship between THE-630 and the MI could not be incontrovertibly ruled out.
◦No cardiac ischemic AEs of any grade have been reported in the other 22 patients in the study, including at significantly higher exposure levels.
•No additional DLTs or treatment-related serious adverse events have been observed, and the maximum tolerated dose (MTD) has not been reached.
•PK profile approximately linear and consistent with once-daily oral dosing.

Reductions in ctDNA of both classes of KIT resistance mutations, consistent with preclinical PRA predictions
•THE-630 reduced the allele frequency across all major classes of KIT activating and resistance mutations in a manner consistent with preclinical predictions seen in the Predictive Resistance Assay (PRA), including dose-dependent and potent reduction of exon 13 mutation V654A, the most common resistance mutation seen in GIST.
◦Pre- and post-baseline samples were available for 19 patients, including 2 in Cohort 6 (18 mg).
◦KIT mutations were detected in 84% of patients (16 out of 19); 5 patients had more than one resistance mutation at baseline (range 2 to 6).
◦ctDNA reductions were observed more frequently at higher doses, with 6 out of 6 patients treated in Cohorts 4-6 (9 to 18 mg) showing reductions in all KIT mutant variants present at baseline, including activating mutations detected in exons 9 and 11, and resistance mutations detected in exons 13, 14, and 17.
•Based on clinical PK through Cohort 6, and consistent with ctDNA observations to date, THE-630 is projected to achieve exposures consistent with pan-variant inhibition across all major classes of KIT mutations, as predicted by the PRA, in Cohort 8.

Evidence of prolonged stable disease observed
•Disease stabilization was observed more frequently at higher doses, with 8 out of 9 evaluable patients treated in Cohorts 4-6 (9 to 18 mg) achieving stable disease as best response, a disease control rate of 89%.
•A patient with 5 prior lines of therapy and KIT exon 11 and exon 17 (N822K) mutations detected in ctDNA at baseline had prolonged stable disease, receiving THE-630 for 36 weeks (enrolled in Cohort 2 [4 mg] with subsequent escalation to 6 mg and then 9 mg), with strong ctDNA reductions of both mutations observed.
•A patient with KIT exon 11 and exon 13 (V654A) mutations detected in pre-treatment tumor biopsy remains on therapy with stable disease maintained through at least 24 weeks (enrolled in Cohort 5 [12 mg] and subsequently escalated to 18 mg).

“Today’s data provide early clinical evidence that THE-630 could potentially meet a critical need in patients with refractory GIST,” said David Kerstein, M.D., Chief Medical Officer of Theseus. “We are particularly excited by the observed dose-dependent reductions in KIT mutations, along with disease stabilization. With the encouraging early safety profile, we look forward to continuing dose escalation to a recommended phase 2 dose for THE-630.”

Virtual Investor Event

Theseus will host a virtual investor event to review these initial clinical results today, beginning at 5:30pm ET. The event will be webcast live and can be accessed in the Events section of the Company’s investor relations website at ir.theseusrx.com. A replay of the webcast will be archived and available for 90 days following the event.

Date: Thursday, May 25, 5:30pm ET
Webcast link: https://edge.media-server.com/mmc/p/izmfuvof/
Register for dial-in: https://register.vevent.com/register/BI54a9015fcbd64a6a996a40c017a76abf

About THE-630

THE-630 is a pan-variant tyrosine kinase inhibitor (TKI) of the receptor tyrosine kinase KIT, designed for patients with GIST that have developed resistance to earlier lines of therapy.

THE-630 Clinical Trial Background and Clinical Development Plan

Trial THE630-21-101 is a phase 1/2 open label, multicenter, first-in-human dose escalation and expansion trial designed to evaluate the safety, pharmacokinetics, and anti-tumor activity of oral THE-630 (NCT Number: NCT05160168). The trial is expected to be conducted in two parts: a dose escalation phase, followed by an expansion phase. The patient population of the initial dose escalation phase (phase 1) of the trial will include patients with unresectable or metastatic GIST who had disease progression on or are intolerant to imatinib therapy and have also received at least one of the following: sunitinib, regorafenib, ripretinib, or avapritinib. The primary objective of the dose escalation phase is to determine the safety profile of THE-630, including the dose-limiting toxicities, maximum tolerated dose, and the recommended phase 2 dose.

Once a recommended dose has been determined in the dose escalation phase, the dose expansion phase (phase 2) will enroll patients with unresectable or metastatic GIST into three cohorts defined by prior therapy including a second-line cohort and a fifth-line cohort. The primary objective of the expansion phase is to evaluate the anti-tumor activity of THE-630 in these GIST patient populations.

Data from the phase 1/2 clinical trial is expected to inform further clinical development of THE-630 including the design of the planned registrational trials for THE-630. Theseus is prioritizing the development of THE-630 in second-line GIST, where a pan-variant KIT inhibitor with activity against all major classes of activating, or cancer-causing, and resistance mutations has the potential to deliver meaningful clinical benefit over the current standard of care. Theseus also plans to evaluate THE-630 in fifth-line GIST, where there is currently no available therapy and therefore a significant unmet need.
About Theseus Pharmaceuticals, Inc.
Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all classes of cancer-causing and resistance mutations that lead to clinically relevant variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC), and a pan-variant BCR-ABL inhibitor for the treatment of relapsed/refractory chronic myeloid leukemia (CML) and newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL). For more information, visit
www.theseusrx.com.

Cautionary Statement Regarding Forward Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "project," "anticipate," "expect," "plan," "predict," "potential," "on track", "seem," "outlook," "continue," "intend," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: Theseus' strategy, future operations, prospects and plans; the structure and timing of its preclinical studies and clinical trials, expected milestones, and objectives of management; the significance of initial dose escalation data from the ongoing phase 1/2 trial of THE-630 in patients with advanced GIST; the timing for the presentation of further data for THE-630 and significance of such results; Theseus' plans regarding the phase 1/2 dose escalation and expansion clinical trial for THE-630; and the ability of THE-630 to achieve desired drug exposure levels and inhibit KIT variants.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; risks and uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to the expected timing of submissions to regulatory authorities and timing for review by such regulatory authorities; risks related to market volatility and global economic conditions; and other risks, uncertainties and other factors such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q which will be on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward-looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Theseus Contact
Christen Baglaneas
Director, Corporate Communications & Investor Relations
Theseus Pharmaceuticals
857-706-4993
christen.baglaneas@theseusrx.com

Investor Contact
Josh Rappaport
Stern Investor Relations
212-362-1200
josh.rappaport@sternir.com